Exhibit 99.1

IDACORP

October 28, 2010

IDACORP, Inc. Announces Third Quarter 2010 Results,

Raises 2010 Earnings Guidance

BOISE—IDACORP, Inc. (NYSE:IDA) reported third quarter 2010 net income attributable to IDACORP of $67.1 million, or $1.39 per diluted share, compared to $54.5 million, or $1.16 per diluted share, in the third quarter of 2009.

Year-to-date, IDACORP recorded net income of $122.4 million, or $2.55 per diluted share, compared to $100.8 million, or $2.15 per diluted share, for the first nine months of 2009.  The IDACORP full year 2010 earnings guidance has been increased from a range of $2.65 to $2.80 to a range of $2.75 to $2.90 per diluted share.

Idaho Power Company, IDACORP’s principal subsidiary, reported third quarter net income of $64.7 million compared to $51.1 million in the third quarter of 2009, and net income of $121.7 million year-to-date 2010 compared to net income of $96.7 million for the same period in 2009.

“Our earnings continued to improve during the third quarter and for the year,” said IDACORP and Idaho Power Company President and CEO LaMont Keen.  “We are preparing for the future and carefully managing our operations today in a weak local economy.  Our sound operations and purposeful regulatory and tax strategies have all contributed to our recent financial performance.

“This is the first complete quarter we have seen the full benefit from our 2010 Idaho regulatory settlement agreement that resulted in increased base rates while providing reduced overall prices for our Idaho customers through our annual PCA adjustment,” added Keen.

Performance Summary

A summary of financial highlights, including net income attributable to IDACORP and earnings per diluted share for the three and nine months ended September 30, 2010 and 2009 is as follows (in thousands except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
General business revenues	$266,270	$277,676	$674,293	$663,818
Total operating revenue	309,357	324,509	804,073	796,717
Total operating expenses	220,364	244,906	644,428	632,007
Income from operations	88,993	79,603	159,645	164,710
Net income attributable to IDACORP	67,135	54,478	122,407	100,837
Average outstanding shares – diluted	48,252	47,141	48,062	46,999
Earnings per diluted share	$1.39	$1.16	$2.55	$2.15

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the period of three and nine months ended September 30, 2009 to September 30, 2010 (items are in millions and are before tax unless otherwise noted):

	Three months		Nine months
	ended		ended
Net income attributable to IDACORP – Sept. 30, 2009		$54.5		$100.8
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including
power cost and fixed cost adjustment mechanisms	$12.1		$21.0
Reduced sales volumes	(2.7)		(15.1)
Oregon 2007 excess power cost deferral
recorded in 2009	-		(6.4)
Increased transmission revenues	1.0		3.8
Increased depreciation expense	(0.3)		(4.8)
Decreased life insurance gains	(0.5)		(4.3)
Other	-		(3.2)
Decrease in income tax expense	4.0		34.0
Total increase in Idaho Power net income		13.6		25.0
Decreased earnings at holding company (net of tax)		(0.3)		(2.4)
Other net decreases, net of tax		(0.7)		(1.0)
Net income attributable to IDACORP – Sept. 30, 2010		$67.1		$122.4

Idaho Power’s operating income increased $9 million for the quarter and decreased $5 million year-to-date compared to the same periods in 2009.  For the quarter, regulatory changes, resulting primarily from a January 2010 Idaho jurisdiction settlement agreement, contributed $12.1 million to the increase and were partially offset by $2.7 million of sales volume reductions due in large part to mild weather.  Year-to-date, the regulatory changes contributed $21 million to the increase and were partially offset by reductions in sales volumes of $15.1 million.  Idaho Power’s operating income also decreased due to a $6.4 million Oregon excess power cost recovery recorded in 2009 that did not recur in 2010.

For the quarter and the year-to-date, sales volumes in customer categories other than irrigation decreased five percent compared to the same periods in 2009.  Irrigation sales increased nine percent for the quarter and one percent year to-date compared to the same periods in 2009.  Relatively low precipitation in Idaho Power’s service territory during the third quarter of 2010 contributed to increased sales to irrigation customers, who rely on electric power to operate irrigation systems.  Mild weather contributed to the reduced electricity demand for other customers, who rely on electric power for cooling systems during the summer months.  Other contributing factors include increased energy conservation and economic conditions.  While there are some indicators that the economic conditions in Idaho Power’s service area are improving, overall economic conditions in the service area continue to be weak, evidenced by unemployment levels that are still relatively high and nominal customer growth year-to-date.  Volume decreases were partially offset by the fixed cost adjustment mechanism and lower power supply costs.

Other items influencing the change in Idaho Power’s net income included:

•         Other transmission revenue increased $1 million and $3.8 million for the quarter and the year-to-date, respectively, due to increased transmission system revenues.

•         Depreciation expense increased $0.3 million and $4.8 million for the quarter and the year-to-date, respectively mainly due to the acceleration of depreciation expense for non-AMI meters related to Idaho Power’s conversion to Advanced Metering Infrastructure (AMI).  Idaho Power has an IPUC order to collect an offsetting amount through rates.

•         Other income for the quarter and the year-to-date was reduced by lower life insurance benefits, as gains recorded in 2009 did not recur in 2010.

Holding company earnings decreased $0.3 million for the quarter and $2.4 million year-to-date primarily due to the effects of intra-period tax allocations.  In accordance with interim reporting requirements, IDACORP uses its consolidated group annual effective tax rate to determine income tax expense for the quarter, which resulted in an intra-period allocation of expense.  IDACORP records this intra-period allocation at the holding company.

A decrease in the estimated annual effective tax rate, primarily resulting from a tax accounting method change for repair-related expenditures on utility assets for the 2009 tax year, significantly impacted IDACORP’s and Idaho Power’s 2010 year-to-date results.  As of September 30, 2010, Idaho Power recorded a net tax benefit of $32.6 million related to the cumulative effect of the method change (tax years 1999 through 2009) and has included an annual deduction estimate in its 2010 income tax provision, which resulted in a $6.7 million net tax benefit.  Idaho Power has recorded a current liability for uncertain tax positions of $14.0 million relating to the tax accounting method change for repair-related expenditures.

During the third quarter of 2010, Idaho Power also recorded a net tax benefit of $65.3 million related to Idaho Power’s method of uniform capitalization, as a result of an agreement Idaho Power reached with the Internal Revenue Service (IRS).  The agreement provided that Idaho Power change its uniform capitalization method to the agreed upon method under IRS Industry Director Directive #5 with the filing of IDACORP’s 2009 consolidated federal income tax return, which IDACORP filed in September 2010.  However, Idaho Power has provided a current uncertain tax position liability equal to the $65.3 million net tax benefit recorded for the uniform capitalization method change, and thus the method change had no impact on IDACORP’s or Idaho Power’s operating income in the third quarter of 2010.  While Idaho Power has an agreement with the IRS for examination and tax return filing purposes, it is awaiting U.S. Congress Joint Committee on Taxation approval of its method or approval of methods filed by other similarly-situated companies under the IDD before concluding that the new method is effectively settled for financial reporting purposes.

Based on its current estimates, and excluding the potential impact of the uniform capitalization method change, Idaho Power believes its return on equity in the Idaho retail jurisdiction will exceed 9.5 percent on year-end equity and does not expect the need to amortize additional accumulated deferred investment tax credits (ADITC) for

2010 as allowed under a provision of the January 2010 settlement agreement with the IPUC.  The agreement allows an additional amortization of up to $25 million of ADITC only if Idaho Power’s actual rate of return on year-end equity is below 9.5 percent.  Idaho Power can carry over the credit to future periods, making them available to benefit customers or shareholders in the future.  Because Idaho Power does not currently anticipate recording additional ADITC amortization in 2010, it expects to have available $25 million of additional ADITC amortization for use in 2011.

Another provision of the settlement agreement provides that if Idaho Power’s return on year-end equity exceeds 10.5 percent in any year from 2009 to 2011, Idaho Power is required to share with Idaho customers 50 percent of any Idaho-jurisdiction earnings in excess of a 10.5 percent return on year-end equity.

2010 Annual Earnings Guidance Increased

IDACORP is increasing its earnings guidance estimate for 2010 from a range of $2.65 to $2.80 to a range of $2.75 to $2.90 per diluted share.  The revised 2010 guidance incorporates the estimated tax benefits from the repairs deduction method change, but does not include any potential benefits that could result from the uniform capitalization method change with the IRS.

The current outlook for 2010 key operating and financial metrics is as follows:

2010 Estimates
Key Operating & Financial Metrics	Current	Previous
Idaho Power Operation & Maintenance
Expense (millions)	No Change	$295-$305
Idaho Power Capital
Expenditures (millions) (1)	No Change	$355-$365
Idaho Power Hydroelectric
Generation (million MWh) (2)	7.0-7.5	7.0-8.0
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	No Change	$0.0-$3.0

(1)       The range for capital expenditures includes amounts for the Langley Gulch power plant, the Hemingway-Bowmont transmission line, the Hemingway station and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects.  The range does not include expenditures related to the $47 million awarded Idaho Power from the Department of Energy through the American Recovery and Reinvestment Act of 2009.

(2)       The range of estimated hydroelectric generation has been revised to reflect actual hydroelectric generation through September and estimated ranges of hydroelectric generation for the remainder of the year.

More detailed financial information will be provided in IDACORP’s Quarterly Report on Form 10-Q to be filed today with the Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast, or by calling (617) 213-8067 for listen-only mode.  The passcode is “Idaho.”  Slides will be included during the conference call.  To access the slide deck, register for the event just prior to the call at ( www.idacorpinc.com/financials/confcalls.cfm).  A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.  To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial condition, are forward-looking statements within the meaning of federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may result,” “may continue,” or similar expressions, are not statements of historical facts and may be forward-looking.  Although IDACORP and Idaho Power Company believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include the following: (a) the effect of regulatory decisions by the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Federal Energy Regulatory Commission affecting Idaho Power Company’s ability to recover costs and/or earn a reasonable rate of return, including, but not limited to, the recovery or disallowance of costs that have been deferred, financings, allowed rates of return, electricity pricing and price structures, acquisition and disposal of assets and facilities, and current or prospective wholesale and retail competition; (b) changes in the political landscape and compliance with state and federal laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which include the Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Western Electricity Coordinating Council, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Department of Energy of existing policies and regulations that affect the cost of compliance, investigations and audits, penalties, and costs of remediation that may or may not be recoverable through rates; (c) changes in tax laws or related regulations or new interpretations of applicable law by the Internal Revenue Service or state and local taxing jurisdictions, and the availability and use by IDACORP, Inc. or Idaho Power Company of any tax credits; (d) litigation and regulatory proceedings, including those resulting from the energy situation in the western United States and the Snake River Basin water rights adjudication, and penalties, settlements, or awards that influence business and profitability; (e) changes in and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and endangered species and the adoption of laws and regulations addressing greenhouse gas emissions, global climate change, and energy policies, particularly with respect to coal-fired generation facilities, intended to mitigate carbon dioxide, mercury, and other emissions; (f) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on hydroelectric power generating plant license renewals, or the non-renewal of such licenses; (g) global climate change and regional weather variations affecting customer demand and hydroelectric generation; (h) over-appropriation of surface and groundwater in the Snake River Basin, including proposals for use of water in the Snake River Basin for aquifer recharge, resulting in reduced generation at hydroelectric facilities; (i) construction of power generation, transmission, and distribution facilities, including an inability to obtain required governmental permits and approvals, rights-of-way, and siting, and risks related to contracting, construction, and start-up; (j) delays and cost increases in connection with the construction or modification of generating facilities and other capital projects, which could result in the disallowance of recovery of certain costs pursuant to the rate determination process; (k) operation of power generating facilities, including performance below expected levels, breakdown or failure of equipment, forced outages, availability of electrical transmission capacity, and the availability of water for hydroelectric power generation, natural gas, coal, and diesel for power generation at thermal plants, and wind conditions for wind power generation, and the transmission infrastructures associated with those power generation facilities; (l) changes in operating expenses and capital expenditures, including costs and availability of materials, fuel, and commodities, and their impact on Idaho Power Company’s ability to meet required loads and on the wholesale energy market in the western United States; (m) blackouts or other disruptions of Idaho Power Company’s transmission system or the western interconnected transmission system; (n) population growth rates and changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power Company’s service area; (o) the continuing effects of weak economies in the states of Idaho and Oregon and in the United States, including decreased demand for electricity and reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial soundness of vendors and service providers, and elevated levels of uncollectible customer accounts; (p) market prices and demand for energy, including structural market changes; (q) reductions in credit ratings, which could adversely impact access to capital markets and would require the posting of additional collateral to counterparties pursuant to existing power purchase and other arrangements; (r) the effectiveness of Idaho Power Company’s risk management policies concerning the creditworthiness of third parties; (s) results of financing efforts, including the ability to obtain financing or refinance existing debt when necessary or on favorable terms, which can be affected by factors such as credit ratings, volatility in the financial markets, and other economic conditions; (t) increases in the costs associated with Idaho Power Company’s energy commodity and other derivative instruments, and potential higher costs of hedging activities due to governmental regulation; (u) performance of the stock market, interest rates, credit spreads, inflation, and other financial market conditions, as well as changes in government regulations, which affect, among other things, the cost of capital and the ability to access the capital markets, indebtedness obligations, the amount and timing of required contributions to pension plans, and the reported costs of providing pension and other postretirement benefits; (v) increases in health care costs and the resulting effect on medical benefits paid for employees; (w) increasing costs of insurance, changes in coverage terms, and the ability to obtain insurance on reasonable terms or at all; (x) the occurrence of events that affect homeland security, and acts of war or terrorism; (y) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire, which, in addition to affecting customer demand for power, could significantly affect the ability and cost to procure adequate supplies of fuel or power to serve customers, and could increase the costs to repair and maintain Idaho Power Company’s generating facilities, transmission and distribution systems, and other infrastructure; (z) adoption of or changes in accounting policies, principles, or estimates; (aa) unionization, or the attempt to unionize, all or part of the companies’ workforce, and the resulting effects on production, profitability, and operations; and (bb) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements.  Any such forward-looking statements should be considered in light of these factors and others noted in the companies’ Annual Report on Form 10-K for the year ended December 31, 2009, subsequent Quarterly Reports on Form 10-Q, and other reports on file with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Christian Lybrook
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-2275
LSpencer@idacorpinc.com	CLybrook@idahopower.com